Exhibit 10.1

DELUXE CORPORATION
2004 ANNUAL INCENTIVE PLAN

AGREEMENT FOR AWARDS PAYABLE IN RESTRICTED STOCK UNITS

        Pursuant to and in accordance with the Deluxe Corporation 2004 Annual Incentive Plan (as adopted January 27, 2004), you may elect to receive all or a portion of any annual incentive award payment for the 2004 plan year (if and when declared and awarded, which typically occurs in the following year) in Restricted Stock Units (“Units”). Each Unit will entitle you to acquire one share of the common stock, par value $1.00 (“Common Stock”), of Deluxe Corporation (the “Corporation”), when the restrictions applicable to each Unit expire or terminate (“lapse”) as provided below.

        The portion of your cash incentive award that you elect to apply to the acquisition of Units (“Base Amount”) will be increased by 50% (the Base Amount as so increased being referred to as the “Unit Acquisition Amount”). The number of Units issued to you will equal the Unit Acquisition Amount divided by the closing price of the Corporation’s Common Stock traded on the New York Stock Exchange on the date such Units are issued (i.e., the date the incentive award payment is approved by the Compensation Committee of the Board) as reported by The Wall Street Journal, Midwest Edition. Fractional Units will be rounded down to the nearest whole Unit and any amount not applied will be paid to you.

        You will receive dividend equivalent payments with respect to the Units until the restrictions applicable to the Units lapse. You cannot sell or transfer the Units. Certificates representing the Common Stock subject to the Units will not be issued until the restrictions lapse.

        The restrictions will lapse and shares of Common Stock will be issued on the second anniversary of the date the Units are issued to you (“Expiration Date”) if you are then employed by the Corporation or any of its Affiliates (as hereinafter defined). You may elect to have a portion of the shares otherwise issuable to you withheld to satisfy applicable tax withholding requirements.

        Except as provided below, your rights in and to the Units shall terminate on the termination date of your employment by any company in a group of companies consisting of the Corporation and its Affiliates, which is not followed by your immediate re-employment by any other member of said group, for any reason if that termination occurs prior to the Expiration Date. If your employment is terminated prior to the Expiration Date by action of the Corporation or any Affiliate other than for Cause (as hereinafter defined), you will receive a payment from the Corporation equal to the Base Amount, made as expeditiously as practicable following the date of termination. If you voluntarily resign prior to the Expiration Date, you will receive a payment from the Corporation equal to the lesser of (a) the Base Amount or (b) an amount equal to the number of Units attributable to the Base Amount as of the issue date multiplied by the closing price of the Corporation’s Common Stock on the effective date of your resignation, which payment will be made as expeditiously as practicable following the effective date of your resignation. Prior to the Expiration Date, all restrictions applicable to the Units shall lapse and the Units shall vest fully in and the shares of Common Stock represented thereby will be issued to you or your heirs, executors, administrators, estate or representatives, as applicable, (i) upon your death, Disability or Approved Retirement (as such terms are hereinafter defined), or (ii) subject to the limitations provided herein, if there shall occur a Change of Control (as hereinafter defined) of the Corporation.

        For the purposes hereof, the terms used herein shall have the following meanings:

        “Approved Retirement” shall mean any voluntary termination of employment on or after the date on which the sum of your age and years of employment with the Corporation and/or its Affiliates equals at least seventy-five (75) with the approval of the Compensation Committee of the Corporation’s Board of Directors, or any other termination of employment that the Compensation Committee of the Corporation’s Board of Directors should determine qualifies as an approved retirement.

        “Disability” shall mean your permanent disability as defined by the provisions of the long-term disability plan of the Corporation or any Affiliate of which you are employed at the time of such disability. In the event that any such Affiliate does not have a long-term disability plan in effect at such time, you shall be deemed disabled for the purposes hereof if you would have qualified for long-term disability payments under the Corporation’s long-term disability plan.

        “Cause” shall mean:

(i)	You have breached your obligations of confidentiality to the Corporation or any of its Affiliates;

(ii)	You have otherwise failed to perform your employment duties and do not cure such failure within thirty (30) days after receipt of specific written notice thereof;

(iii)	You commit an act, or omit to take action, in bad faith which results in material detriment to the Corporation or any of its Affiliates;

(iv)	You have had excessive absences unrelated to illness or vacation (“excessive” shall be defined in accordance with local employment customs);

(v)	You have committed fraud, misappropriation, embezzlement or other act of dishonesty in connection with the Corporation or any of its Affiliates or its or their businesses;

(vi)	You have been convicted or have pleaded guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of the Corporation or its Affiliates;

(vii)	Your use of narcotics, liquor or illicit drugs has had a detrimental effect on performance of employment responsibilities; or

(viii)	You are in default under any agreement between you and the Corporation or any of its Affiliates.

        A  “Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(I)	any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities, excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates or in connection with a transaction described in clause (a) of paragraph (III) below; or

(II)	the individuals who at the date of your award election hereunder constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the date of your award election hereunder or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(III)	there is consummated a merger or consolidation of the Corporation or any Affiliate with any other company, other than (a) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any Affiliate, at least 65% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities; or

(IV)	the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least 65% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

(V)	Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

        “Person” shall have the meaning defined in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Common Stock of the Corporation.

        “Beneficial Owner” shall have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

        “Affiliate” shall mean a company controlled directly or indirectly by the Corporation, where “control” shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

        This Award Agreement and the award of Units and the issuance of shares of Common Stock hereunder are subject to and governed by the provisions of the Corporation’s 2004 Annual Incentive Plan and 2000 Stock Incentive Plan (as amended). In the event there are any inconsistencies between this Award Agreement or those plans, the provisions of the applicable plan shall govern.

Election to Receive Annual Incentive Award in Restricted Stock Units

        I irrevocably elect to apply ____% of any annual incentive award paid for the 2004 plan year, if and when declared and awarded, to the acquisition of Restricted Stock Units (“Units”) in accordance with this Award Agreement. The resulting number of Units will vest and entitle me to receive shares of the Corporation’s Common Stock as provided in this Award Agreement, subject to the provisions of the Deluxe Corporation 2004 Annual Incentive Plan (as adopted January 27, 2004) and the Deluxe Corporation 2000 Stock Incentive Plan (as amended) (together, the “Plans”).

        I acknowledge that this Award Agreement and the award of Units and the issuance of shares of Common Stock hereunder are subject to and governed by the provisions of the above-referenced Plans, copies of which have been made available to me.

(Date)	(Signature)

(Name Printed)

Please date and sign, and make a copy for your file. Return the original to [Corporate Compensation] by March 31, 2004.